EXHIBIT 99.1

[EL PASO]                                                       NEWS
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El Paso Corporation
P.O. Box 2511
Houston, Texas 77252-2511

For Immediate Release


                      EL PASO COMMENTS ON FERC RULING
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     HOUSTON,   TEXAS,  MARCH  29,  2001-El  Paso  Corporation   (NYSE:EPG)
     commented on the Federal Energy Regulatory Commission's (FERC) ruling yesterday in response to a complaint filed by the California Public Utilities Commission (CPUC). The FERC unanimously ruled to dismiss the CPUC's allegations that El Paso Natural Gas Company (EPNG) violated FERC's rules and regulations by conducting its open season so as to favor improperly its marketing affiliate, El Paso Merchant
     Energy  (EPME).   The FERC's order concludes that the open  season  in
     which EPME bid for and was awarded capacity on EPNG's natural gas pipeline to California was conducted in compliance with FERC's regulations and did not violate rules and regulations applicable to
     dealings   between  regulated  pipelines  and  their   gas   marketing
     affiliates.   The  FERC  further ordered  that  the  portions  of  the
     complaint alleging improper use of market power would be set for hearing before an administrative law judge with a ruling to be rendered within 60 days.
          "We  are  very pleased with the FERC's ruling today that both  El
     Paso  Natural  Gas  and    El Paso Merchant Energy  operated  in  full
     compliance with the FERC's rules and regulations in connection with the award of pipeline capacity," said William A. Wise, chairman, president, and chief executive officer of El Paso. "In addition, we are pleased that the evidentiary hearing will be concluded promptly, giving El Paso the opportunity to demonstrate that there has been no improper exercise of market power. We are confident that the FERC will conclude that El Paso has not engaged in any improper conduct."
          El Paso Corporation, the largest and most broadly based natural gas company in the world, spans the energy value chain from wellhead to electron. With an enterprise value in excess of $50 billion, El
     Paso  is  a  leader in every phase of the natural gas  industry.   The
     company  owns and operates a significant portion of the North American
     natural  gas  delivery  grid,  operates  the  fastest  growing,   most
     sophisticated energy merchant group, and is the nation's third largest
     natural   gas  producer.   El  Paso,  a  leader  in  risk   management
     techniques,  is focused on maximizing shareholder value,  transforming
     existing markets, and speeding the development of new markets.   Visit
     El Paso at www.elpaso.com.

         CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

          This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that the anticipated future results will be achieved. Reference should be made to the company's (and its affiliates') Securities and Exchange Commission filings for additional important factors that may affect actual results.

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     Contacts:
               Corporate Communications
               & External Affairs            Investor Relations
               Norma F. Dunn                 Bruce L. Connery
               Senior Vice President         Vice President
               Office:  (713) 420-3750       Office:  (713)  420-5855
               Fax:     (713) 420-3632       Fax:     (713)  420-4417